Exhibit 107.1
Calculation of Filing Fee Table
Form S-8
(Form Type)
Charlotte's Web Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Newly Registered Securities*
Fees to Be Paid	Equity	Common Shares	457(c) and 457(h)	223,715 (3)	$0.1535	$34,340.26	0.00014760	$5.07
	Total Offering Amounts					$34,116.54		$5.07
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$5.07

(1)Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover additional common shares, no par value, of Charlotte’s Web Holdings, Inc. (the “Company”), which may become issuable by reason of any stock split, stock dividend, recapitalization or other similar transaction effected without consideration which results in an increase in the number of the Company’s outstanding shares of common stock.
(2)Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act. The proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based on the average of the high and low prices for the common stock as reported on as reported by the OTCQX Best Market on March 18, 2024.
(3)Represents additional Common Shares of the Company issuable under the Charlotte’s Web Holdings, Inc. Amended 2018 Long-Term Incentive Plan (the “Plan”). Common Shares issuable under the Plan include awards of stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards and other stock-based awards.